EXHIBIT (5)

OPINION RE LEGALITY

S-1 Opinion of Counsel

November 4, 2024

Transamerica Financial Life Insurance Company

6400 C Street SW

Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form S-1 by Transamerica Financial Life Insurance Company with the Securities and Exchange Commission covering individual flexible premium deferred index-linked annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate. On the basis of such examination and consultation, it is my opinion that:

1.	Transamerica Financial Life Insurance Company is duly organized and validly existing under the laws of the State of New York.

2.

Transamerica Financial Life Insurance Company has been duly authorized to issue individual flexible premium deferred index-linked annuity contracts by the New York State Department of Financial Services.

3.

The individual flexible premium deferred index-linked annuity contracts have been duly authorized by Transamerica Financial Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form S-1 Registration Statement, will constitute legal, validly issued, and binding obligations of Transamerica Financial Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said S-1 Registration Statement.

Very truly yours,

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

/s/ Brian Stallworth
Brian Stallworth
Assistant General Counsel